EXHIBIT 99.1

Lightbridge and Framatome Launch Enfission to Commercialize Innovative Nuclear Fuel

RESTON, Va. – January 25, 2018 – Lightbridge Corporation (NASDAQ: LTBR) (the “Company”), a nuclear fuel technology company, and Framatome, a leader in nuclear fuel, components and reactor services, finalized and launched Enfission, a 50-50 joint venture company to develop, license and sell nuclear fuel assemblies based on Lightbridge-designed metallic fuel technology and other advanced nuclear fuel intellectual property. Lightbridge is a U.S. nuclear fuel development company and Framatome is a leader in designing, building, servicing, and fueling today’s reactor fleet and advancing nuclear energy.

The two companies already began joint fuel development and regulatory licensing work under previously signed agreements initiated in March 2016. The joint venture is a Delaware-based limited liability company.

Bernard Fontana, Chairman of the Managing Board and CEO of Framatome, said, “This is an exciting time of growth for Framatome and we are proud to work with Lightbridge on Enfission. Together, we are developing an innovative fuel technology that will provide significant benefits for our customers, helping them to generate more electricity from their nuclear power plants and better compete in the marketplace. Framatome provides its next generation of fuel assembly designs to more than 100 of the approximately 260 light water reactors worldwide. Through this work, we help our customers to meet their operational goals with a high level of safety. We are confident that our strategic partnership with Lightbridge on Enfission will strengthen our position as a key international player in the global fuel market.”

Seth Grae, Lightbridge president and CEO, said, “With the world calling for more reliable, economic and carbon-free baseload power, Lightbridge’s innovative metallic fuel technology will help both existing and new nuclear plants fill that need. Framatome is the ideal partner with established manufacturing capabilities, an impeccable reputation as a nuclear fuel supplier and a large global footprint. We appreciate the strong support we have already received from the leading nuclear operators, both in the U.S. and around the world. The world’s energy and climate needs can only be met if nuclear power grows as a part of the energy-generating mix. We are honored to work with Framatome on this important project and believe the economic and safety benefits of our fuel will encourage greater use of nuclear power.”

About Framatome

Framatome is a major international player in the nuclear energy market recognized for its innovative solutions and value-added technologies for designing, building, maintaining, and advancing the global nuclear fleet. The company designs, manufactures, and installs components and fuel for nuclear power plants and offers a full range of reactor services.

With 14,000 employees worldwide, every day Framatome’s expertise helps its customers improve the safety and performance of their nuclear plants and achieve their economic and societal goals.

Join the energy conversation with Framatome Inc. on Twitter: @FramatomeUS and Facebook: @FramatomeUS.

Framatome is owned by the EDF Group (75.5%), Mitsubishi Heavy Industries (MHI – 19.5%) and Assystem (5%).

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About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is a nuclear fuel technology development company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future reactors. The technology significantly enhances the economics and safety of nuclear power, operating about 1000° C cooler than standard fuel. Lightbridge invented, patented and has independently validated the technology, including successful demonstration of the fuel in a research reactor with near-term plans to demonstrate the fuel under commercial reactor conditions. The Company has assembled a world class development team including veterans of leading global fuel manufacturers. Four large electric utilities that generate about half the nuclear power in the US already advise Lightbridge on fuel development and deployment. The Company operates under a licensing and royalty model, independently validated and based on the increased power generated by Lightbridge-designed fuel and high ROI for operators of existing and new reactors. The economic benefits are further enhanced by anticipated carbon credits available under the Clean Power Plan. Lightbridge also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. For more information please visit: www.ltbridge.com.

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Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the joint venture and its impact on each company’s businesses, customers and positions in the global fuel market; the development of innovative metallic fuel technology; the world’s energy and climate needs; and the ability of commercial nuclear power to meet the world’s energy and climate needs. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company’s product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; the Company’s ability to manage its business effectively in a rapidly evolving market; as well as other factors described in Lightbridge’s filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:

David Waldman/Natalya Rudman

Tel. +1 855-379-9900

ir@ltbridge.com

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